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                                                                      EXHIBIT 23




To the Board of Directors
General Electric Capital Corporation

                  We consent to incorporation by reference in the Prospectus Supplement for FGIC Securities Purchase, Inc. relating to the $141,000,000 principal amount plus interest liquidity facility obligations in support of Charter County of Wayne, Michigan Airport Revenue Bonds (Detroit Metropolitan Wayne County Airport) Series 2002A (the "Prospectus Supplement") of our report dated February 8, 2002 relating to the statement of financial position of General Electric Capital Corporation and consolidated affiliates as of December 31, 2001 and 2000, and the related statements of earnings, changes in share owners' equity and cash flows for each of the years in the three-year period ended December 31, 2001, and the related schedule, which report appears in the December 31, 2001 annual report on Form 10-K of General Electric Capital Corporation.

                  We also consent to the reference to our firm under the heading "Experts" in the Prospectus Supplement.

                                                              KPMG LLP

Stamford, Connecticut
April 22, 2002